Exhibit 99.1

Bellerophon Therapeutics Announces Top-Line Results from PRESERVATION I Clinical Trial for Bioabsorbable Cardiac Matrix (BCM)

Management to Hold Conference Call This Morning at 8:30am ET

Hampton, NJ, July 27, 2015 — Bellerophon Therapeutics, Inc. (Nasdaq: BLPH), a clinical stage biotherapeutics company with programs focused on the treatment of cardiopulmonary and cardiac diseases, today announced top-line results from its PRESERVATION I clinical trial for Bioabsorbable Cardiac Matrix (BCM), an investigational, implantable medical device being studied for the prevention of heart failure following an acute myocardial infarction (AMI), commonly known as a heart attack.

Topline results of the 303-patient, randomized, double-blind, placebo-controlled study, enrolled at 61 clinical sites in Australia, Europe, Israel and North America, showed no statistically significant treatment differences between patients treated with BCM and patients treated with placebo for both the primary and the secondary endpoints.

Safety data analyzed to date shows no significant difference in adverse event rates for patients in the BCM and placebo treatment groups.

The company plans to present detailed results from the trial on September 1, 2015 at the European Society of Cardiology meeting in London.

Jonathan Peacock, Chairman and Chief Executive Officer of Bellerophon Therapeutics, noted, “We are clearly disappointed with the topline results from PRESERVATION I and will continue to investigate the full data set over the next few weeks and to reassess further clinical development of BCM. We continue to be enthusiastic about our pulmonary hypertension pipeline which leverages years of experience with Nitric Oxide therapy and a novel and proprietary delivery system for outpatient use. Of note, we are preparing to initiate the first of two Phase 3 trials for INOpulse® for the treatment of pulmonary arterial hypertension (PAH), a chronic and debilitating disease. We had approximately $50 million of cash on our balance sheet as of June 30, 2015 to fund this Phase 3 trial and we expect to enroll our first patient by the end of 2015. In addition, we are continuing to investigate the application of INOpulse for the treatment of pulmonary hypertension associated with COPD and Pulmonary Fibrosis”

Conference Call

Management will hold a conference call this morning, July 27, 2015 to discuss today’s announcement.

Time: 8:30 am ET

Dial-in numbers: (855) 539-0895 (US and Canada) or (412) 455-6027

Conference ID:95044590

Live webcast: www.bellerophon.com, under “Investors” tab

The teleconference replay will be available three hours after completion through August 1, 2015 at (404) 537-3406 or (855) 859-2056. The replay passcode is 95044590.

About BCM

Bellerophon Therapeutics’ BCM is a liquid medical device that is intended to prevent heart failure after a heart attack. BCM is administered through an injection into the coronary artery, leading to the damaged area of the heart, after an AMI. The injection is made during a minimally invasive procedure called percutaneous coronary intervention (PCI), a procedure which is commonly used when opening up cardiac blood vessels in patients and typically includes a stent placement.

Once BCM is deployed, it flows into damaged heart muscle where it forms a gel which acts as a protective meshwork, or scaffold, within the wall of the heart’s left ventricle. This flexible scaffold provides physical support to the heart wall and is intended to prevent further damage, while the heart heals, after the AMI. BCM is bioabsorbable and eliminated from the body after the heart heals. Bellerophon has an exclusive worldwide license to BCM from BioLineRx Ltd.

About PRESERVATION I

PRESERVATION I evaluated the safety and effectiveness of BCM for the prevention of ventricular remodeling and heart failure when administered to patients who had successful PCI with stent placement after ST-Elevation Myocardial Infarction (STEMI). In the trial, patients were randomized to receive BCM (active treatment) or saline control (placebo treatment) in a 2:1 ratio two to five days following the initial PCI.

The primary endpoint for PRESERVATION I was the change in Left Ventricular End Diastolic Volume Index (LVEDVI) at six months compared to baseline. LVEDVI is an anatomic measurement of ventricular remodeling that was measured by 3-D and 2-D echocardiography.

The secondary endpoints for PRESERVATION I were Kansas City Cardiomyopathy Questionnaire (KCCQ) (summary score), six-minute walk test (6MWT), New York Heart Association (NYHA) functional classification (physician reported), time to cardiovascular death or non-fatal heart failure events or cardiovascular hospitalizations adjudicated by a Clinical Events Committee, and time to first re-hospitalization due to any cardiovascular event.

Safety was evaluated based on adjudication of cardiac serious adverse events by an independent Clinical Events Committee (CEC) and periodic reviews conducted by an independent Data Monitoring Committee (DMC).

About Bellerophon

Bellerophon Therapeutics is a clinical-stage biotherapeutics company focused on developing innovative therapies at the intersection of drugs and devices that address significant unmet medical needs in the treatment of cardiopulmonary and cardiac diseases. In addition to BCM, the Company is currently developing two product candidates under its INOpulse program, a proprietary pulsatile nitric oxide delivery device. The first is for the treatment of pulmonary arterial hypertension (PAH), for which the Company intends to commence Phase 3 clinical trials in 2015, and the other for the treatment of pulmonary hypertension associated with chronic obstructive pulmonary disease (PH-COPD), which is in Phase 2 development.

For more information, visit www.bellerophon.com.

Forward-looking Statements

Any statements in this press release about Bellerophon’s future expectations, plans and prospects, including without limitation statements regarding the costs of Bellerophon’s clinical programs and the sufficiency of Bellerophon’s cash balance to fund operating expenses and capital expenditures, constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Bellerophon’s actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors. Any forward-looking statements represent Bellerophon’s views only as of the date of this press release. Bellerophon anticipates that subsequent events and developments will cause its views to change. While Bellerophon may elect to update these forward-looking statements at some point in the future, Bellerophon specifically disclaims any obligation to do so.

Contact

At Bellerophon:	At Rx Communications Group:
Amit Agrawal, Chief Operating Officer	Melody Carey (Investors/Media),
(908) 574-4841	(917) 322-2571

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